ESSOP EXPLANATION CARD
                                 March 31, 2000

To Participants in the Old Republic International
Corporation Employees Savings and Stock Ownership Plan

    In the near future you will be receiving a copy of a proxy statement relating to the Annual Meeting of Shareholders of Old Republic International Corporation to be held May 19, 2000. The Old Republic International Corporation Employees Savings and Stock Ownership Plan, in which you are a participant, holds a number of shares of Old Republic Common Stock, each of which is entitled to one (1) vote at the meeting. Under the terms of the Plan, you as a participant are entitled to vote a portion of this stock held by the Plan, the value of which has been allocated to your account. Please return the proxy card you receive as soon as possible. By returning the proxy card to us you will assure that this stock will be voted in accordance with your instructions. If you fail to exercise these voting rights, the shares that are unvoted will be voted by the Administration Committee as provided for under the provisions of the Plan.


                                              The Administration Committee